Exhibit 99.1

MGT Reports 2015 First Quarter Financial Results

HARRISON, N.Y., May 18, 2015 – MGT Capital Investments, Inc. (NYSE MKT: MGT) today reported financial and operational results for the three months ended March 31, 2015.

For the first quarter ended March 31, 2015, total revenue was $217,000, as compared to $85,000 for the same period last year. Gross margin totalled $127,000 (59% of revenue), up 253% from the first quarter of 2014. Compared to fourth quarter 2014, gross margin was flat, despite the impact of seasonally lower revenues in the current quarter. Operating expenses were also flat compared to previous quarter.

Cash and cash equivalents as of March 31, 2015 were $1.4 million. During the quarter, net cash used in operating activities was $1.0 million, as compared to $1.4 million in the first quarter of 2014. The company expects cash utilization to continue to trend lower for 2015, due to the positive contribution from gross margin of MGT Sports and recent cost reductions. As stated in the Company's March 31, 2015 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the Company anticipates it has sufficient cash on hand, combined with the gross margin from DraftDay, to continue operations at least through April 30, 2016.

Management commentary and outlook

As reported previously, MGT has communicated with several parties expressing interest in a potential investment or purchase of DraftDay. The Company continues to review multiple indications of interest in an effort to create maximum value from DraftDay's position as the third largest daily fantasy sports website (measured by customer accounts, player funds, number of contests, and other metrics). With the top two competitors valued at $1.0 billion each, the Company intends to monetize its investment and also retain a significant stake in the future of this explosive market.

About MGT Capital Investments, Inc.

MGT Capital and its subsidiaries operate social and real money gaming sites online and in the mobile space, including ownership of the 3rd largest daily fantasy sports wagering platform, DraftDay.com. MGT Sports also provides branded white label solutions that share player liquidity and the company's technology platform. In addition, MGT offers daily fantasy sports contests on Facebook through Daily Fantasy Legend, games of skill through MGTplay.com, and has created an online portal for fantasy sports news and commentary, FantasySportsLive.com. Lastly, the Company owns intellectual property relating to slot machines and has asserted its claims via a patent infringement lawsuit.

Forward–looking statements

This press release contains forward–looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward–looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward–looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

MGT CAPITAL INVESTMENTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per–share amounts)

	Three months ended March 31,
	2015	2014
Revenues:
Licensing	$–	$43
Gaming	217	42
	217	85
Cost of revenues:
Gaming	90	49
	90	49

Gross margin	127	36

Operating expenses:
General and administrative	1,388	1,264
Sales and marketing	79	17
Research and development	–	60
	1,467	1,341

Operating loss	(1,340)	(1,305)

Other non–operating (expense) / income:
Interest and other (expense) / income	(41)	3

Net loss before income taxes and non–controlling interest	(1,381)	(1,302)

Income tax benefit	–	10

Net loss before non–controlling interest	(1,381)	(1,292)

Net loss attributable to non–controlling interest	87	170

Net loss attributable to MGT	$(1,294)	$(1,122)

Per–share data:
Basic and diluted loss per share	$(0.11)	$(0.13)

Weighted average number of common shares outstanding	11,260,174	3,075,802

MGT CAPITAL INVESTMENTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per–share amounts)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,380	$1,455
Accounts receivable	5	5
Prepaid expenses and other current assets	155	172
Note receivable	251	–
Total current assets	1,791	1,632

Non–current assets:
Restricted cash	39	138
Property and equipment, net	33	43
Intangible assets, net	2,267	2,417
Goodwill	6,444	6,444
Other non–current assets	–	2
Total assets	$10,574	$10,676

Liabilities:
Current liabilities:
Accounts payable	$404	$245
Accrued expenses	312	180
Player deposit liability	773	952
Other payables	3	2
Total current liabilities	1,492	1,379

Total liabilities	1,492	1,379

Commitments and contingencies:
Redeemable convertible preferred stock – Temporary equity
Preferred stock, series A convertible preferred, $0.001 par value; 1,416,160 and 1,416,160 shares authorized at March 31, 2015 and December 31, 2014, respectively; 10,143 and 9,993 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	–	–
Stockholders' equity:
Undesignated preferred stock, $0.001 par value; 8,583,840 and 8,583,840 shares authorized at March 31, 2015 and December 31, 2014, respectively. No shares issued and outstanding.	–	–
Common Stock, $0.001 par value; 75,000,000 shares authorized; 12,853,381 and 10,731,160 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	13	11
Additional paid–in capital	309,452	308,288
Accumulated other comprehensive loss	(281)	(281)
Accumulated deficit	(300,457)	(299,163)
Total stockholders' equity	8,727	8,855
Non–controlling interests	355	442
Total equity	9,082	9,297

Total stockholders' equity, liabilities and non–controlling interest	$10,574	$10,676